NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES
REFINANCING OF THE SANTAL

AUSTIN, TX, October 4, 2019 - Stratus Properties Inc. (NASDAQ: STRS) announced today that on September 30, 2019, Santal, L.L.C., a wholly owned subsidiary of Stratus, closed a $75 million loan with ACRC Lender LLC to refinance The Santal, a 448-unit, garden-style, multi-family property located in the upscale Barton Creek community. The new loan has a three-year primary term, with the possibility of two 12-month extensions, bears interest at LIBOR plus 2.85 percent with a 4.80 percent floor, and is non-recourse to Stratus, except for customary carve-outs including environmental liabilities. Net proceeds, after payoff of the existing Santal construction loans with Comerica Bank and payment of transaction costs, were approximately $18 million, inclusive of cash reserves. The refinancing enabled Stratus to reduce both its investment in The Santal and its recourse debt exposure while increasing the rate of return on invested equity.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus stated, “We are pleased to announce that after successfully constructing and stabilizing The Santal, we have now refinanced the project, recouping a substantial portion of our initial investment through a non-recourse refinancing. We believe that maintaining full ownership of this best in class asset, which generates a significant return on our investment and is a key component of our Section N mixed-use development, will benefit Stratus.”

The Santal, located near the core of Stratus' Section N mixed-use project in planning in Barton Creek, is currently approximately 99 percent leased at strong rental rates.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding projections or expectations related to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, operational and financial performance, leasing activities, rental rates, timeframes for development and stabilization of properties, and other plans and objectives of management for future operations and development projects. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in the Austin, Texas area and other select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017 and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

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